Exhibit 99.1

Contacts:

Pelican Financial, Inc. - Howard Nathan – P: 800 765-5562

Stark Bank Group, Ltd. – Ken Aschom – P: 239-596-4111

Marcotte Financial Relations - Mike Marcotte – P: 248 656-3873

Pelican Financial, Inc.

Shareholders Approve Merger

With Stark Bank Group, Ltd.	For Immediate Release

ANN, ARBOR, Mich., NAPLES, Fla., March 31, 2006  — Shareholders of Pelican Financial, Inc. (AMEX: PFI), the holding company for Pelican National Bank, approved the principal terms of an agreement to merge PFI with SBG II, Ltd., a wholly owned subsidiary of Stark Bank Group, Ltd. of Fort Dodge, Iowa, Charles C. Huffman, Pelican’s Chairman and CEO, announced today.

Pelican National Bank, headquartered in Naples, Fla., is a full-service community bank serving the consumer and commercial sectors from locations in Naples, Bonita Springs, Cape Coral and Fort Myers, Florida.

Stark Bank Group Ltd., headquartered in Fort Dodge, Iowa, is the holding company for First American Bank, which operates 16 branch offices and reported assets in excess of $1 billion. First American Bank is also a full-service community bank, specializing in commercial and small business lending and treasury management.

According to the terms of the agreement, shareholders of Pelican Financial, Inc. will receive $6.00 for each common share held, subject to potential reductions for certain costs incurred by PFI and minus an escrow of $0.20 per share to cover possible liabilities from the expected sale of certain marine loans.

Final regulatory approval has been received and the deal is expected to close by April 30, 2006.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

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